Exhibit 10.1

NORTHFIELD BANK

ADDENDUM TO EMPLOYMENT AGREEMENT DATED JULY 1, 2012

This Employment Agreement Addendum (this “Addendum”) is made effective as of the 1st day of February, 2013 (the “Effective Date”), by and between Northfield Bank (the “Bank”), a federally-chartered savings bank with its principal offices at 1731 Victory Boulevard, Staten Island, New York 10314-3598, and Steven M. Klein (“Executive”). This Addendum shall only effect the provisions of section 1 and section 3(a) , of the July 1, 2012 Employment Agreement (the “Agreement”) between the Bank and Executive, all other terms and conditions of such Agreement shall remain in effect.

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of Northfield Bancorp, Inc., a stock holding company chartered in the state of Delaware (the “Company”); and

WHEREAS, Executive and the Bank entered into the Agreement dated July 1, 2012, pursuant to which Executive serves as Chief Operating Officer of the Bank; and

WHEREAS, the Bank and Executive believe it is in the best interests of the Bank to modify the Agreement, and Executive is willing to continue to serve in the employ of the Bank on a full-time basis on the terms and conditions of the Agreement and this Addendum.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in the Agreement, the parties hereby agree that Section 1 of the Agreement will be replaced in its entirety with the following:

During the term of Executive’s employment hereunder, Executive agrees to serve as President and Chief Operating Officer of the Bank. Executive shall perform administrative and management services for the Bank which are customarily performed by persons in a similar executive officer capacity. During said period, Executive also agrees to serve as an officer and director of any subsidiary of the Bank or the Company, if elected.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained in the Agreement, the parties hereby agree that Section 3(a) of the Agreement will be replaced in its entirety with the following:

The compensation specified under this Agreement shall constitute consideration paid by the Bank in exchange for duties described in Section 1 of this Agreement. The Bank shall pay Executive, as compensation, a salary of not less than $405,000 per year (“Base Salary”). Base Salary shall include any amounts of compensation deferred by Executive under any employee benefit plan or deferred compensation arrangement maintained by the Bank. Such Base Salary shall be payable bi-weekly or, if different, in accordance with the Bank’s customary payroll practices. During the term of this Agreement, Executive’s Base Salary shall be reviewed at least annually by the 31st day of each

January. Such review shall be conducted by the Board or by a committee designated by the Board. The committee or the Board may increase (but not decrease) Executive’s Base Salary at any time. Any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement. The Board may engage the services of an independent consultant to determine the appropriate Base Salary. In addition to the Base Salary provided in this Section 3(a), the Bank shall also provide Executive with all such other benefits as are provided uniformly to full-time employees of the Bank, on the same basis (including cost) that such benefits are provided to other senior officers of the Bank.

IN WITNESS WHEREOF the Bank and Executive have signed (or caused to be signed) this Agreement on the Effective Date.

Northfield Bank
Attest:

/s/ M. Eileen Bergin	By:	/s/ John W. Alexander
Secretary	Title:	Chairman and CEO

Attest:	Executive

/s/ M. Eileen Bergin	/s/ Steven M. Klein
Secretary	Steven M. Klein, President

Northfield Bancorp, Inc.
(The Company is executing this Agreement only for purposes of acknowledging the obligations of the Company hereunder.)
Attest:

/s/ M. Eileen Bergin	By:	/s/ John W. Alexander
Secretary	Title:	Chairman and CEO